EXHIBIT 99.1

                    Source: Mobile Reach International, Inc.


Press Release

Mobile Reach Announces a One-For-Eighty Reverse Stock Split and New Trading
Symbol

CARY, N.C., July 29th, 2005 /PRIMEZON/ -- Mobile Reach International, Inc., (OTC Bulletin Board: MBRI / MOBR - NEWS), today announced its board of directors voted to effect the reverse split of Mobile Reach's common stock at a ratio of one-for-eighty. Today's action follows approval of a reverse split by Mobile Reach stockholders on June 13, 2005 more fully described in the Information Statement filed with the Securities and Exchange Commission on June 27, 2005.

The reverse stock split is effective after the close of business on Thursday, June 28th, 2005. Mobile Reach's common stock will now be traded under the new symbol, adjusted for the reverse stock split on Friday July 29th, 2005. The Over the Counter Bulletin Board (OTCBB) quotation system will make available the automatic updates to the quotation database.

As of most recent quarterly filing for the period ending April 30, 2005, there were 48,451,881 million shares of Mobile Reach common stock outstanding. After the effect of the reverse stock split, authorized common stock will total 500 million shares of common stock, of which approximately 5 million will be outstanding and 495 million shares available for future issuance.

About Mobile Reach International
Mobile Reach International (OTC Bulletin Board: MBRI MOBR - NEWS;
HTTP://WWW.MOBILEREACH.COM) is a product and services company focused on providing mobile business solutions throughout the United States and Europe. The wide range of service offerings includes a myriad of support functions including the definition, selection, implementation, and utilization of mobile business solutions.

Contact:

Brian R. Balbirnie
Phone:  (919) 336-2500 ex: 3
Fax:  (919) 882-9056
email: IR@MOBILEREACH.COM